SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. ___)1


                                Exactis.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    30064G104
                                 (CUSIP Number)


                                November 19, 1999
--------------------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  Rule 13d-1(b)
         --------
            X     Rule 13d-1(c)
         -------
                  Rule 13d-1(d)
         --------


         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

                                       13G


CUSIP NO. 30064G104                                           Page 2 of 5 Pages




 1        NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Tribune Company
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) |_|
                                                               (b) |_|
          Not Applicable
--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                      5      SOLE VOTING POWER

           NUMBER OF SHARES                  1,218,374
           SHARES                    -------------------------------------------
           BENEFICIALLY               6      SHARED VOTING POWER
           OWNED BY                          0
           EACH                      -------------------------------------------
           REPORTING                  7      SOLE DISPOSITIVE POWER
           PERSON
           WITH                              1,218,374
                                     -------------------------------------------
                                      8      SHARED DISPOSITIVE POWER
                                             0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,218,374
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*  |_|

          Not Applicable
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.0%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 5 pages

Item 1(a).        Name of Issuer:

                  Exactis.com, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  707 - 17th Street, Suite 2850, Denver, Colorado  80202

Item 2(a).        Name of Person Filing:

                  Tribune Company

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  435 North Michigan Avenue, Chicago, Illinois  60611

Item 2(c).        Citizenship:

                  N/A (Delaware corporation)

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01

Item 2(e).        CUSIP Number:

                  30064G104

Item 3.           NOT APPLICABLE

Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           1,218,374 Shares

                  (b)      Percent of class:

                           10.0%

                  (c)      Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote - 1,218,374

                           (ii)     Shared power to vote or direct the vote - 0

                           (iii) Sole power to dispose or to direct the disposition of -1,218,374

                           (iv) Shared power to dispose or to direct the disposition of - 0


                                Page 3 of 5 pages

Item 5.           Ownership of Five Percent or Less of a Class.

                  NOT APPLICABLE

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  NOT APPLICABLE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  NOT APPLICABLE

Item 8.           Identification and Classification of Members of the Group.

                  NOT APPLICABLE

Item 9.           Notice of Dissolution of Group.

                  NOT APPLICABLE


Item 10.          Certification.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 4 of 5 pages

                                    SIGNATURE



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 11, 2000
                                                   -----------------
                                                        (Date)



                                                   /s/ R. Mark Mallory
                                                   -------------------
                                                       (Signature)



                                                  R. Mark Mallory/Vice President
                                                  and Controller
                                                 -------------------------------
                                                       (Name/Title)






                                Page 5 of 5 pages